EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of October 22, 2025 by and between Craig Salm (“Executive”) and Grayscale Operating, LLC (the “Company”).

WHEREAS, the Company desires that Executive continue to be employed by the Company as its Chief Legal Officer and Executive desires to be employed by the Company in such position, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Employment Term. Executive will continue to be employed by the Company pursuant to the terms of this Agreement effective as of October 22, 2025 (the “Effective Date”). Executive acknowledges that no provision contained in this Agreement will entitle Executive to remain in the employment of the Company or any of its current, past and future subsidiaries and affiliates (together, the “Company Group”) or affect the right of the Company to terminate Executive’s employment hereunder at any time for any reason. The period during which Executive is employed by the Company pursuant to this Agreement shall be referred to as the “Term.”

2.
Position. The Company will employ Executive as its Chief Legal Officer and Executive shall report to the Chief Executive Officer of the Company. Executive’s primary work location during the Term will be the Company’s office in Stamford, Connecticut. Executive will undertake such business travel and shall work from such other locations as necessary or appropriate to fulfill Executive’s duties and responsibilities under this Agreement.

3.
Employment Duties. Executive shall have such duties, authorities and responsibilities as are consistent with Executive’s position, and as the Company may assign from time to time. Executive shall devote Executive’s full working time and attention and Executive’s best efforts during the Term to the best interests of the Company Group, and shall perform Executive’s services to the Company Group, including GSO Intermediate Holdings Corporation (“GSOIH”), in a capacity and in a manner consistent with Executive’s position. This Section 3 shall not prohibit Executive from (i) managing Executive’s personal investments (so long as such investment activities are of a passive nature), (ii) engaging in charitable or civic activities, or (iii) subject to the approval of the Board of Directors of GSOIH or similar governing body, as applicable (the “Board”), participating on boards of directors of for-profit or non-profit organizations, in each case, so long as such activities do not, individually or in the aggregate, (a) materially interfere with the performance of Executive’s duties and responsibilities hereunder, (b) create a fiduciary conflict, or (c) result in a violation of Executive’s obligations under Section 11. If requested, Executive shall also serve as an executive officer and/or member of the board of directors of any other member of the Company Group without any additional compensation. Executive represents and warrants to the Company that Executive is free to accept employment with the Company, and that Executive has no prior or other commitments or obligations of any kind to anyone else or any entity that would hinder or interfere with Executive’s acceptance of Executive’s obligations hereunder or the exercise of Executive’s best efforts in the performance of Executive’s duties hereunder.

4.
Base Salary. During the Term, the Company shall pay Executive a base salary at an annual rate of not less than $500,000, payable in accordance with the Company’s normal payroll practices. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.” Executive’s Base Salary is subject to annual discretionary adjustments by the Company.

5.
Incentive Compensation.

(a)
Annual Bonus. With respect to each calendar year ending during the Term, Executive shall be eligible to participate in the Company’s discretionary cash incentive bonus program, subject to satisfaction of applicable performance criteria and goals established by the Company in its sole discretion (the “Annual Bonus”). The target Annual Bonus opportunity of Executive shall be up to 150% of Base Salary (the “Target Bonus”). The Annual Bonus earned by Executive, if any, for each calendar year during the Term shall be paid to Executive at the same time as paid to the Company’s other senior executives, which is no later than March 15 in the calendar year immediately following the year to which it relates, subject to Executive’s continued employment through the applicable payment date.

(b)
Equity Compensation. During the Term, Executive shall be eligible to participate in the GSOIH Omnibus Incentive Plan, as may be amended from time to time, or any successor plan thereto (the “Equity Plan”), subject to the terms and conditions of the Equity Plan, pursuant to any ongoing equity compensation program as determined by the Board in its sole discretion.

6.
Employee Benefits; Vacation. During the Term, Executive will be eligible to participate in such retirement and health and welfare benefit plans and programs of the Company as are made available to the Company’s senior executives generally, as such plans or programs may be in effect from time to time, including, as applicable, 401(k) plan, medical, dental, long- term disability and life insurance plans. Executive will be entitled to annual vacation and other paid time off in accordance with Company policy applicable to the Company’s senior executives generally.

7.
Expense Reimbursement. Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by Executive in connection with the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

8.
Termination of Employment. The parties acknowledge that Executive’s employment relationship with the Company is at-will, meaning either the Company or Executive may terminate Executive’s employment and the Term at any time, with or without cause or advance notice. The effective date of Executive’s termination of employment for any reason shall be referred to as the “Termination Date.” The provisions in this Section 8 govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

9.
Payments Upon Termination of Employment.
(a)
General. If Executive’s employment is terminated at any time for any reason, then Executive shall be entitled to receive (i) within thirty (30) days following the

Termination Date, payment of Executive’s accrued and unpaid Base Salary, (ii) reimbursement of expenses under Section 7 hereof, and (iii) all other accrued benefits due to Executive in accordance with the Company’s benefit plans or programs, as required by law or the terms of such plans or programs (collectively, the “Accrued Benefits”).

(b)
Termination by the Company without Cause or by Executive due to Good Reason. If Executive’s employment is terminated during the Term by the Company without Cause, or by Executive for Good Reason, then the severance benefits to which Executive will be eligible will depend on whether such termination is a Qualifying Non-CIC Termination or a Qualifying CIC Termination (each as defined below).

(i)
Qualifying Non-CIC Termination. If the Company terminates Executive’s employment with the Company without Cause or Executive terminates Executive’s employment with the Company for Good Reason, and such termination occurs at any time prior to the entry into a definitive agreement resulting in, or more than 24 months following, a Change in Control (a “Qualifying Non-CIC Termination”), then Executive shall be entitled to the Accrued Benefits, and, subject to Executive’s execution and non-revocation of a release of claims against the Company Group in accordance with Section (e), and subject to Executive’s compliance with Section 11, Executive shall receive the following payments and benefits:

(A)
an amount in cash equal to the sum of (x) Executive’s then- current Base Salary and (y) Executive’s Target Bonus for the year of termination (the “Cash Severance”), payable in substantially equal installments over the 12-month period following the Termination Date, in accordance with the Company’s normal payroll practices;

(B)
any earned but unpaid Annual Bonus for the year prior to the year of termination, paid at the time that annual bonuses for such year are paid to other employees, but no later than March 15 of the year following the Termination Date (the “Prior Year Bonus”);

(C)
an amount in cash equal to Executive’s Target Bonus for the year of termination, pro-rated for the portion of such year Executive was employed with the Company prior to the Termination Date, which amount shall be paid in a lump sum at the time that annual bonuses for such year are paid to other employees, but no later than March 15 of the year following the Termination Date (the “Pro-Rata Target Bonus”);

(D)
if Executive timely elects to continue coverage under the Company’s health and dental insurance plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and subject to applicable taxes, payment or reimbursement of Executive (at the discretion of the Company) for the amount of any COBRA premiums under the Company’s medical and dental benefit plans that would be due, less the active employee premium for Executive’s elected level of coverage, until the earlier of (x) 12 months following the Termination Date or (y) the date Executive becomes eligible for group health coverage from another employer (the “COBRA Continuation”); and
(E)
notwithstanding the terms of the applicable award agreements, a portion of Executive’s equity awards outstanding under the Equity Plan (each an “Equity Award”) that would have vested during the 12-month period following the Termination Date shall immediately vest; provided that to the extent that the Equity Award is subject to performance criteria or conditions, performance shall be deemed to have been met based on actual performance (as determined after the end of the performance period); provided further that (x) if the applicable award agreement provides for additional or more favorable vesting or other treatment, Executive shall be entitled to any such additional or more favorable vesting or other treatment, (y) if the applicable award agreement specifically provides that this provision of this Agreement does not apply, then the Equity Award will be governed by the award agreement, and (z) in no event shall this Section 9(b)(i)(E) apply to any equity award granted by Digital Currency Group, Inc. (“DCG”).

(ii)
Qualifying CIC Termination. If the Company terminates Executive’s employment with the Company without Cause or Executive terminates Executive’s employment with the Company for Good Reason, and such termination occurs after the entry into a definitive agreement resulting in, and within 24 months following, a Change in Control (a “Qualifying CIC Termination”), then Executive shall be entitled to the Accrued Benefits, and, subject to Executive’s execution and non-revocation of a release of claims against the Company Group in accordance with Section (e), and subject to Executive’s compliance with Section 11, Executive shall receive the following payments and benefits:

(A)
the Cash Severance, payable in a lump sum within 60 days after the Termination Date, in accordance with the Company’s normal payroll practices;

(B)
the Prior Year Bonus;

(C)
the Pro-Rata Target Bonus;

(D)
the COBRA Continuation; and

(E)
notwithstanding the terms of the applicable award agreements, all of Executive’s Equity Awards shall immediately vest in full; provided that to the extent that the Equity Award is subject to performance criteria or conditions, performance shall be deemed to have been met (x) based on actual performance (as determined after the end of the performance period) if the applicable performance period has ended prior to the Termination Date and (y) based on the greater of actual performance (as determined after the end of the performance period) and target performance if the applicable performance period has not yet ended as of the date of Termination Date; provided further that (I) if the applicable award agreement provides for additional or more favorable vesting or other treatment, Executive shall be entitled to any such additional or more favorable vesting or other treatment, (II) if the applicable award agreement specifically provides that this provision of this Agreement does not apply, then the Equity Award will be governed by the award agreement, and (III) in no event shall this Section 9(b)(ii)(E) apply to any equity award granted by DCG (the treatment provided for in this clause (E), the “Full Equity Acceleration”).

(c)
Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. In addition, upon Executive’s Disability (as defined below), the Company may, subject to applicable law, terminate Executive’s employment. Upon the termination of Executive’s employment due to Executive’s death or Disability, Executive (or Executive’s estate) shall be entitled to the Accrued Benefits, and, subject to Executive’s (or Executive’s estate’s) execution and non-revocation of a release of claims against the Company Group in accordance with Section (e) and subject to Executive’s compliance with Section 11, Executive (or Executive’s estate) shall receive the following payments and benefits:

(i)
any earned but not yet paid Prior Year Bonus;

(ii)
a Pro-Rata Target Bonus;

(iii)
the COBRA Continuation; and

(iv)
the Full Equity Acceleration.

(d)
Termination for Cause; Resignation without Good Reason; Termination upon Nonrenewal of the Term. Upon Executive’s termination of employment by the Company for Cause, Executive’s resignation without Good Reason, or the termination of Executive’s employment following either party’s non-renewal of the Term, Executive shall only be entitled to receive the Accrued Benefits.

(e)
Release; Conditions to Payment. All termination payments and benefits due to Executive under Section 9(b) or 9(c) hereof shall be payable only if Executive executes and delivers to the Company a general release of claims in favor of the Company in a form to be provided by the Company, and such release becomes irrevocable no later than 60 days following the Termination Date. Any such payments and benefits that otherwise would be paid prior to the date that such release becomes effective instead shall be paid on the first regularly scheduled payroll date that follows such effective date by at least 5 business days. Failure to timely execute and return such release or the revocation of such release during the revocation period shall be a waiver by Executive of Executive’s right to termination payments and benefits under Section 9(b) or 9(c) hereof. In addition, termination payments and benefits shall be conditioned on Executive’s compliance with Section 11 hereof. If required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and authoritative guidance promulgated thereunder to the extent applicable (collectively “Section 409A”), the termination payments and benefits shall be made (or shall commence) to Executive on the 60th day following Executive’s separation from service, provided the Company has received a properly executed release by Executive during the 60-day period and the revocation period during which Executive is entitled to revoke such release has expired on or prior to the 60th day following Executive’s separation from service.

(f)
No Other Severance. Executive hereby acknowledges and agrees that, other than the termination and benefits payments described in this Section 9, as of the Termination Date, Executive shall not be entitled to any other termination payments or benefits of any kind under any Company benefit plan, severance policy generally available to the Company’s employees, including the Grayscale Investments, LLC Severance Policy (the “Severance Policy”), or

otherwise and all other rights of Executive to compensation under this Agreement shall end as of such date except as specifically set forth herein.

(g)
Resignation as Officer and Director. Upon Executive’s termination of employment for any reason, Executive shall be deemed to have resigned from Executive’s position and, to the extent applicable, as an officer of the Company, and the board of directors or similar governing body any of member of the Company Group on which Executive served, and as a fiduciary of any Company benefit plan, in each case unless otherwise provided by the Board in writing. On or immediately following the date of any such termination of Executive’s employment, Executive shall confirm the foregoing by submitting to the Company in writing a confirmation of Executive’s resignation(s).

10.
Definitions. For purposes of this Agreement:

(a)
“Cause” means Executive’s (i) indictment for, conviction of, or a plea of guilty or no contest to, any indictable criminal offence or any other criminal offence involving fraud, misappropriation or moral turpitude, (ii) willful and continued failure to perform Executive’s duties to the Company Group or to follow the lawful direction of the Board (for any reason other than illness or physical or mental incapacity), (iii) a material breach of a fiduciary duty owed to any member of the Company Group, (iv) theft, fraud, dishonesty, intentional misrepresentation or illegality with regard to any member of the Company Group or in connection with Executive’s duties to the Company Group, (v) material violation of a Company Group member’s written code of conduct, including, without limitation, an applicable sexual harassment policy, (vi) misconduct, whether or not related to the Company Group, having, or likely to have, a material negative economic or reputational impact on the Company Group, and (vii) act of gross negligence or willful misconduct that relates to the affairs of the Company Group; provided that no event described above in clauses (ii), (iii), (v) and (vii) shall constitute Cause unless (x) the Company has given Executive’s written notice of the termination setting forth the conduct of Executive that is alleged to constitute Cause within 60 days following the Company’s discovery of the occurrence of such event, and (y) the Company has provided Executive at least 60 days following the date on which such notice is provided to cure such conduct and Executive has failed to do so.

(b)
“Change in Control” has the meaning set forth in the Equity Plan.

(c)
“Confidential Information” means proprietary information (including but not limited to trade secrets) concerning the business of Company Group, which may include information and/or documents relating to Company Group’s business plans and practices, reports, costs, revenues, profits, client or customer information, client or supplier lists, investor information, key personnel, operational methods, plans for future developments, business affairs and methods, sales and marketing data, pricing strategy and techniques, management, finances, databases, investment planning, algorithms, formulae, cryptocurrency technology and methodology (including but not limited to mining, staking, and blockchain), trademarks, copyrights, patents, publications, writings or other materials, designs, graphics, processes, models and systems, technology, codes, technical and software programming information, computer systems and access information, information furnished to the Company Group by third parties, legal issues, affiliates, or other information not generally known or available to the public, including, without limitation, to information conceived or developed by Executive.

(d)
“Disability” means illness (mental or physical) or injury that results in Executive being unable to perform one or more of the essential functions of Executive’s position with the Company for a period of 180 days, whether or not consecutive, in any 12-month period as determined by a licensed physician.

(e)
“Good Reason” means the occurrence, without Executive’s written consent, of any of the following events or circumstances:

(i)
a material reduction in Executive’s Base Salary; provided that a general reduction in annual salaries which affects substantially all employees of the Company Group or all similarly situated executives of the Company Group shall not constitute a material reduction;

(ii)
solely with respect to a termination that would be a Qualifying CIC Termination, a material diminution of Executive’s authority, duties and responsibilities under this Agreement (unless the foregoing was requested by Executive and agreed to by the Company or is due to Executive’s Disability); provided that Executive will not have the right to resign for Good Reason pursuant to this provision of the Good Reason definition due to a change in authority, duties or responsibilities resulting from an initial public offering of the Company or any of its affiliates; or

(iii)
a relocation of Executive’s principal place of employment by more than 50 miles from its location as of the date hereof.

Notwithstanding the foregoing, Good Reason shall not exist unless Executive has given the Board written notice of the applicable event or circumstance within 30 days of the date on which the applicable event occurred, which notice describes in reasonable detail the event or circumstance constituting such claimed breach and informs the Board that the Company is required to cure such breach (if curable) within 30 days (the “Company Cure Period”) of the date of such notice, and such breach is not cured within the Company Cure Period. If Good Reason exists pursuant to the preceding sentence, Executive may resign for Good Reason after the end of the Company Cure Period, but not later than 30 days after the expiration of the Company Cure Period and, if Executive does not do so, Good Reason shall be deemed not to exist hereunder with respect to such applicable event or circumstance.

11.
Restrictive Covenants. As additional consideration for the rights and benefits of Executive under this Agreement, Executive agrees to be bound by and comply with the restrictive covenants set forth in this Section 11 (the “Restrictive Covenants”).

(a)
Non-Disclosure. Subject to the employee protections set forth in Section 12, Executive shall (i) treat all Confidential Information as strictly confidential and (ii) not (except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency) disclose publicly or to any third party, whether during or at any time after Executive’s employment with the Company, any Confidential Information unless such information has been previously disclosed to the public by the Company Group or has become public knowledge through no direct or indirect fault of Executive or any person acting on Executive’s behalf; provided, however, that the provisions of this Section 11(a) will not prohibit:

(x) disclosure to Executive’s legal or financial advisors, so long as such advisor(s) are bound to keep such information private and confidential; or (y) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or Executive’s employment with the Company. Executive’s obligations under this Agreement with regard to Confidential Information commence immediately on Executive first having access to such Confidential Information and shall continue during and after Executive’s employment with the Company until such time as such Confidential Information has become public knowledge other than as a result of the direct or indirect fault of Executive or any person acting on Executive’s behalf.

(b)
Non-Competition. During Executive’s employment and for a period of 12 months following the Termination Date (the “Restricted Period”), Executive shall not, directly or indirectly, in the United States or elsewhere where the Company or any of its subsidiaries is engaged in business (the “Restricted Area”), on Executive’s own behalf or on the behalf of another (including as a shareholder, member, partner, joint venturer or investor of another person) engage in, control, advise, manage, serve as a director, officer or employee of, act as a consultant to or contractor or other agent for, receive any economic benefit from or exert any influence upon, any business or activity that competes, directly or indirectly, with any other material business conducted by Company or any of its subsidiaries while Executive was employed by the Company, including, without limitation, (i) any digital asset or digital currency asset management business, or any business involved in the creation or management of digital asset investment products, and

(ii) any other business engaged in by the Company or any of its subsidiaries with which Executive had substantial managerial responsibility (each, a “Competitive Business”) or invest or own any interest publicly or privately in any Competitive Business. Notwithstanding the foregoing, the restrictions in this Section 11(b) shall not prohibit (x) Executive from serving as an employee, consultant, or other person performing similar responsibilities for the Company or any affiliate of the Company or (y) the ownership by Executive or any of Executive’s affiliates of capital stock or other equity interests of any entity whose securities are listed on a national securities exchange or traded in the over-the-counter markets (A) so long as Executive, together with Executive’s affiliates, and any member of a group in which Executive or any of Executive’s affiliates is a party, do not own more than 5% of the outstanding voting power of such entity and such capital stock or other equity interests of such entity are held solely as a passive investment and (B) other than any passive investment in any fund or pool investment vehicle or account. Anything herein to the contrary notwithstanding, subject to the consent of the Board (which shall not be unreasonably withheld), Executive shall not be precluded from working for an entity that has multiple business units including a business unit which involves a Competitive Business so long as (I) Executive does not provide any services to the Competitive Business unit and (II) the Competitive Business unit’s revenues are less than 10% of the Competitive Business’ revenues.

(c)
Non-Solicitation. During the Restricted Period, Executive shall not, directly or indirectly, in the Restricted Area, on Executive’s own behalf or on the behalf of another (including as a shareholder, member, partner, joint venturer or investor of another person):

(i)
solicit, divert or attempt to solicit or divert any person who as of the Termination Date is or was, within the two-year period prior to such date, customer, client, supplier, or licensee of the Company or any of its subsidiaries, or within the 12-month period prior to such date, was solicited to become a customer, client, supplier, or licensee of the Company or any of its subsidiaries (each, a “Company

Customer”), for the purpose of engaging in, offering, purchasing, procuring, providing or selling goods or services competitive with those provided by the Company or any of its subsidiaries, or attempt in any manner to persuade any such Company Customer to cease to do business or to reduce the amount of business which any such Company Customer has customarily done or contemplates doing with the Company or any of its subsidiaries;

(ii)
hire, employ, engage or solicit for employment or services (either on a full time or part time basis, or in a consultancy or other non-employee role) any officer or employee of the Company or any of its subsidiaries as of the Termination Date or at any time in the 24 months prior to the Termination Date, in each case until the date that is 24 months after the date on which such officer, employee or consultant ceases to be employed by the Company or any of its subsidiaries; provided that the term “solicit for employment or services” as used in this clause (ii) shall not be deemed to include generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or otherwise; or

(iii)
encourage or induce any officer, employee, consultant or representative of the Company or any of its subsidiaries as of the Termination Date or at any time in the 24 months prior to the Termination Date, in each case until the date that is 24 months after the date on which such officer, employee, consultant or representative ceases to be employed by the Company or any of its subsidiaries to leave his or her employment or service relationship the Company and its subsidiaries.

(d)
Nondisparagement. Subject to the employee protections set forth in Section 12, Executive shall not, and will not cause or encourage any other person or entity to, issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Company Group, their business, products, or any of their officers, directors, employees, or shareholders, including, without limitation, through written, audio, television or other video publications or interviews, internet posts, email or messaging accounts, social media accounts and/or other postings, publications or forums. The foregoing shall not be violated by Executive making or publishing truthful statements (i) when required by law, subpoena, or court order, (ii) in the course of any legal, arbitral, or regulatory proceeding, (iii) to any governmental authority, regulatory agency or self-regulatory organization, including as set forth in Section 12, (iv) in connection with any investigation by the Company Group or (v) where a prohibition or limitation on such communication is unlawful.

(e)
Reformation; Specific Performance.

(i)
If any provision of this Section 11 is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, the Company and Executive agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law and that such court shall reform such provision to make it enforceable in accordance with the intent of the parties.
(ii)
Executive acknowledges that a material part of the inducement for the Company to provide the compensation and benefits provided herein are Executive’s covenants set forth in this Section 11, that such covenants relate to special, unique and extraordinary matters, and that a violation of any of such covenants will cause the Company Group irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that, if Executive breaches any of such covenants during or following the Termination Date, the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post a bond) restraining Executive from committing any violation of such covenants, and the Company shall have no further obligations to pay Executive any compensation or benefits otherwise payable hereunder, and may recoup any amounts previously paid pursuant to Section 9. The remedies in the preceding sentence are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity as an arbitrator (or court) reasonably determines.

12.
Employee Protections. Notwithstanding anything to the contrary in this Agreement or otherwise, this Agreement is subject to the below employee protections:

(a)
Whistleblower Protections. Executive has the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement or otherwise is intended to prohibit Executive from cooperating with or reporting violations of federal, state or local law or regulation that have occurred, are occurring, or are about to occur to the SEC or any other such governmental entity or self-regulatory organization. Executive does not need the prior authorization of any member of the Company Group to make any such reports or disclosures, and Executive is not required to notify any member of the Company Group that such reports or disclosures have been made. No member of the Company Group may retaliate against Executive for any of these activities, and nothing in this Agreement or otherwise requires Executive to waive any monetary award or other payment to which Executive might become entitled from the SEC or any other governmental entity. Moreover, nothing in this Agreement or otherwise prohibits Executive from notifying the Company that Executive is going to make, or has made, a report or disclosure to the SEC or any other such governmental entity or self-regulatory organization.

(b)
Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, Executive shall not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Executive files a lawsuit for retaliation by any member of the Company Group for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and may use the trade secret information in the court proceeding, if Executive (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

13.
Indemnification. Executive shall be covered by any right to indemnification that Executive may receive under the Company Group’s policies for indemnifying its directors and executive officers.

14.
Return of Company Property. Within 10 days following the Termination Date, Executive or Executive’s personal representative shall return all property of the Company Group in Executive’s possession, including, but not limited to, all Company Group-owned computer equipment (hardware and software), telephones, tablet computers and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of any member of the Company Group or any their respective customers and clients or their respective prospective customers or clients.

15.
Cooperation. From and after the Termination Date, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, and assist and advise the Company in any investigation which may be performed by the Company Group, provided that the Company shall reimburse Executive for Executive’s reasonable costs and expenses, including reasonable attorneys’ fees. In the event Executive is subpoenaed by any person or entity (including, but not limited to, any government entity) to give testimony or provide documents (in a deposition, court proceeding, or otherwise), that in any way relates to Executive’s employment by the Company, Executive will (a) give prompt notice of such subpoena to the Company, (b) at all times, comply with the Restrictive Covenants (subject to Executive’s protections set forth in Section 12) and (c) make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

16.
Section 280G. If any amounts payable under this Agreement or under any other agreement, plan or arrangement applicable to Executive, either alone or together with any other payments which Executive is entitled to receive from the Company or any member of the Company Group or otherwise, would constitute an “excess parachute payment” as defined in Section 280G of the Code, such payments shall be reduced to the largest amount (the “Reduced Amount”) that will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that if it is determined that the net after-tax amounts Executive would receive without any such reduction (the “Unreduced Amounts”), after taking into account both income taxes and any excise tax imposed under Section 4999 of the Code is greater than the net after-tax amount of the Reduced Amount, Executive will instead receive the Unreduced Amounts. Any such reduction in payments and benefits shall be applied first against the latest scheduled cash payments; then current cash payments; then any equity or equity derivatives that are included under Section 280G of the Code at full value rather than accelerated value; then any equity or equity derivatives included under Section 280G of the Code at an accelerated value (and not at full value) shall be reduced with the highest value reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and finally any other non- cash benefits will be reduced. Any determinations pursuant to this Section 16 shall be made by the Board.

17.
Section 409A. Notwithstanding anything to the contrary in this Agreement:
(a)
Interpretation. The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In no event whatsoever will the Company, any of its affiliates, or any of their respective directors, officers, agents, attorneys, employees, executives, shareholders, investors, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors or assigns be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

(b)
Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination constitutes a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service. If any payment, compensation or other benefit provided to Executive in connection with the termination of Executive’s employment is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is a specified employee as defined in Section 409A, no part of such payments shall be paid before the day that is six (6) months plus 1 business day after the date of termination or, if earlier, ten business days following Executive’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of termination and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(c)
Reimbursements. All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A,

(i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind, benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in- kind benefits to be provided in any other taxable year.

(d)
Installments. If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

18.
Miscellaneous.

(a)
Notices. All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by email, hand or mailed by (i) certified mail, postage and fees prepaid, or (ii) nationally recognized overnight express mail service, as follows:

If to the Company:

290 Harbor Dr

Stamford, CT, 06902-8700

If to Executive:

at Executive’s email or home address as then shown in the Company’s personnel records,

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b)
Assignment. This Agreement is personal to Executive and shall not be assigned by Executive. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment. The Company shall assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, in the event of Executive’s death, Executive’s estate and heirs in the case of any payments due to Executive).

(c)
Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all other agreements, term sheets, offer letters, and drafts thereof, oral or written, between the parties hereto with respect to the subject matter hereof, other than the Severance Policy (provided that in no event shall Executive be entitled to a duplication of amounts or benefits under this Agreement and the Severance Policy). No promises, statements, understandings, representations or warranties of any kind, whether oral or in writing, express or implied, have been made to Executive by any person or entity to induce Executive to enter into this Agreement other than the express terms set forth herein, and Executive is not relying upon any promises, statements, understandings, representations, or warranties other than those expressly set forth in this Agreement.

(d)
Amendments; Waiver. No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party charged with waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.

(e)
Severability. If any provisions of this Agreement shall, for any reason, be held invalid or unenforceable, such provisions (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement shall nevertheless be valid, enforceable and of full force and effect. If any court of competent jurisdiction finds that any restriction contained in this Agreement is invalid or unenforceable, then the parties hereto agree that such invalid or unenforceable restriction shall be deemed modified so that it shall be valid and enforceable to the greatest extent permissible under law, and if such restriction cannot be modified so as to make it enforceable or valid, such finding shall not affect the enforceability or validity of any of the other restrictions contained herein.

(f)
Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

(g)
Interpretation. The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement. The parties have jointly participated in the drafting of this Agreement, and the rule of construction that a contract shall be construed against the drafter shall not be applied. In the event of a conflict between the terms of this Agreement and any other agreement or plan (other than the Option Documents and the Severance Policy), the terms of this Agreement shall control.

(h)
Governing Law; Arbitration. This Agreement will be governed by and construed in accordance with the laws of the State of Connecticut without giving effect to any choice of law or conflict of law provision or rule. Except as otherwise provided in the Severance Policy, any dispute concerning this Agreement or the rights of the parties hereunder shall be submitted to binding arbitration in New York City before a single arbitrator jointly selected by the Company and Executive under the rules of the American Arbitration Association. The award of the arbitrator shall be final, binding and conclusive on all parties and judgment on such award may be entered in any court having jurisdiction. Each party shall bear its own expenses of the arbitration, except that the arbitrator’s fees and costs shall be borne equally by the parties, and the arbitrator shall have the power to award costs and expenses, including attorneys’ fees, to the prevailing party.

(i)
Representations by Executive. Subject to the obligation that Executive has disclosed to the Company, Executive hereby represents and warrants to the Company that the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound. Executive hereby acknowledges and represents that he or she has had the opportunity to consult with independent legal counsel or other advisor of Executive’s choice and has done so regarding Executive’s rights and obligations under this Agreement, that he is entering into this Agreement knowingly, voluntarily, and of Executive’s own free will, that he is relying on Executive’s own judgment in doing so, and that he fully understands the terms and conditions contained herein.

(j)
Tax Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GRAYSCALE OPERATING, LLC

By: /s/ Peter Mintzberg

By: Peter Mintzberg

Title: Chief Executive Officer

CRAIG SALM

/s/ Craig Salm